[SBG LOGO] The Security Benefit
           Group of Companies
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May 30, 2002

Security Equity Fund
One Security Benefit Place
Topeka, KS 66636

Subj:  Security Equity Fund, Equity Series

Dear Sir or Madam:

As  counsel  to  Security  Management  Company,   LLC,  Security  Equity  Fund's
investment  manager, I am familiar with the business  operations,  practices and procedures  of Security  Equity Fund (the  "Company").  In  connection  with the acquisition  of Total  Return  Series of the Company by Equity  Series,  another
Series of the Company,  the Company will issue shares of its common stock.  Such
shares  will  be  registered  on  a  Form  N-14   registration   statement  (the
"Registration  Statement")  to be filed by the Company with the  Securities  and
Exchange Commission.

I have  examined  various  corporate  records of the  Company  as I have  deemed necessary to give this opinion. On the basis of the foregoing,  it is my opinion that the  shares of  common  stock of the  Company  being  registered  under the
Securities Act of 1933 in the  Registration  Statement have been duly authorized and will be legally and validly issued,  fully paid, and  non-assessable  by the
Company upon transfer of the assets of Total Return Series pursuant to the terms of the Plan of Reorganization included in the Registration Statement.

I hereby consent to the filing of this opinion as an exhibit to the Registration
Statement.

Sincerely,

Amy J. Lee

   One Security Benefit Place * Topeka, Kansas 66636-0001 * (785) 438-3000 *
                             www.securitybenefit.com